Securities Act File No. 333-270259

U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM N-14
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

☐ Pre-Effective Amendment No.

☒ Post-Effective Amendment No. 2

(Check appropriate box or boxes)

THE LAZARD FUNDs, INC.
(Exact Name of Registrant as Specified in its Charter)
Registrant’s Telephone Number, including Area Code: (212) 632-6000

30 Rockefeller Plaza
New York, New York 10112
(Address of Principal Executive Offices)

Mark R. Anderson, Esq.
30 Rockefeller Plaza
New York, New York 10112
(Name and Address of Agent for Service)

COPY TO:
Allison Fumai, Esq.
Dechert LLP
1095 Avenue of the Americas
New York, New York 10036

Approximate Date of Proposed Public Offering:
As soon as practicable after this Registration Statement becomes effective.

It is proposed that this filing will become effective immediately, pursuant to Rule 462(d) under the Securities Act of 1933, as amended.

An indefinite number of Registrant’s shares of common stock, par value $0.001, has been registered pursuant to Rule 24f-2 under the Investment Company Act of 1940. Accordingly, no filing fee is being paid at this time.

EXPLANATORY NOte

The Parts A and B of the Registrant’s Registration Statement on Form N-14 (File No. 333-270259), filed with the Securities and Exchange Commission (the “SEC”) filed with the SEC on April 6, 2023 pursuant to Rule 485(b) under the Securities Act of 1933, as amended (the “Securities Act”), are incorporated herein by reference.

This Post-Effective Amendment is being filed solely for the purpose of filing the final tax opinion as Exhibit No. (11) to this Registration Statement on Form N-14.

the lazard FUNDs, INC.
PART C
OTHER INFORMATION

ITEM 15.	INDEMNIFICATION.

Reference is made to Article EIGHTH of Registrant’s Articles of Incorporation filed as Exhibit (a) and to Section 2-418 of the Maryland General Corporation Law. The application of these provisions is limited by Article VIII of Registrant’s By-Laws filed as Exhibit (b) and by the following undertaking set forth in the rules promulgated by the SEC:

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

Reference also is made to the Management Agreement and the Distribution Agreement filed as Exhibits (d)(1) and (e), respectively.

ITEM 16.	EXHIBITS.
(1)(a)	Articles of Incorporation(1)
(1)(b)	Articles of Amendment(1)
(1)(c)	Articles of Amendment(1)
(1)(d)	Articles of Amendment(1)
(1)(e)	Articles Supplementary(1)
(1)(f)	Articles Supplementary(1)
(1)(g)	Articles Supplementary(1)
(1)(h)	Articles Supplementary(1)
(1)(i)	Articles Supplementary(1)
(1)(j)	Articles Supplementary(2)
(1)(k)	Articles Supplementary(3)
(1)(l)	Articles of Amendment(6)
(1)(m)	Articles Supplementary(6)
(1)(n)	Articles Supplementary(7)
(1)(o)	Articles Supplementary(8)
(1)(p)	Articles Supplementary(9)
(1)(q)	Articles of Amendment (10)
(1)(r)	Articles Supplementary(11)
(1)(s)	Articles Supplementary(12)
(1)(t)	Articles Supplementary(13)
(1)(u)	Articles Supplementary(14)
(1)(v)	Articles Supplementary(15)
(1)(w)	Articles Supplementary(16)
(1)(x)	Articles Supplementary(17)
(1)(y)	Articles Supplementary(18)
(1)(z)	Articles of Amendment(19)
(1)(aa)	Articles Supplementary(20)

(1)(bb)	Articles Supplementary(21)
(1)(cc)	Articles Supplementary(22)
(1)(dd)	Articles Supplementary(22)
(1)(ee)	Articles of Amendment(22)
(1)(ff)	Articles Supplementary(23)
(1)(gg)	Articles Supplementary(24)
(1)(hh)	Articles Supplementary(25)
(1)(ii)	Articles Supplementary(27)
(1)(kk)	Articles Supplementary(28)
(1)(ll)	Articles of Amendment(29)
(1)(mm)	Articles of Amendment(29)
(1)(nn)	Articles Supplementary(30)
(1)(oo)	Articles of Amendment(32)
(1)(pp)	Articles Supplementary(33)
(1)(qq)	Articles Supplementary(34)
(1)(rr)	Articles of Amendment(36)
(1)(ss)	Articles of Amendment(36)
(1)(tt)	Articles Supplementary(38)
(1)(uu)	Articles of Amendment(39)
(1)(vv)	Articles of Amendment(39)
(1)(ww)	Articles of Amendment(39)
(1)(xx)	Articles of Amendment(40)
(1)(yy)	Articles Supplementary(41)
(1)(zz)	Articles Supplementary(44)
(2)	By-Laws(42)

(4)	Plan of Reorganization(45)

(5)(a)	Form of Management Agreement, as revised(43)
(5)(b)	Form of Expense Limitation Agreement, as revised(47)

(6)	Distribution Agreement, as revised(43)

(8)(a)	Amended and Restated Custodian Agreement(1)
(8)(b)	Amendment to Amended and Restated Custodian Agreement(31)

(9)(a)	Transfer Agency and Service Agreement(1)
(9)(b)	Amendment to Transfer Agency and Service Agreement(1)
(9)(c)	Amendment to Transfer Agency and Service Agreement(26)
(9)(d)	Amendment to Transfer Agency and Service Agreement(35)
(9)(e)	Administration Agreement(4)
(9)(g)	Amendment to Administration Agreement(36)

(10)	Opinion and Consent of Registrant’s Counsel(45)

(11)	Opinion and Consent of Counsel Regarding Tax Matters*

(12)	Consent of Independent Registered Public Accounting Firm(45)

(15)(a)	Distribution and Servicing Plan, as revised(43)
(15)(b)	Form of Financial Intermediary Agreement(26)

(16)	18f-3 Plan, as revised(43)

(18)	Code of Ethics(37)

Other Exhibits:

(20)(a)	Power of Attorney of Board Members and Principal Accounting Officer(46)

(20)(b)	Power of Attorney of Nancy Eckl(45)

*	Filed herewith.

1.	Incorporated by reference from Registrant’s Post-Effective Amendment No. 28 filed with the Securities and Exchange Commission (the “SEC”) on April 29, 2003.
2.	Incorporated by reference from Registrant’s Post-Effective Amendment No. 22 filed with the SEC on December 29, 2000.
3.	Incorporated by reference from Registrant’s Post-Effective Amendment No. 25 filed with the SEC on April 30, 2001.
4.	Incorporated by reference from Registrant’s Post-Effective Amendment No. 8 filed with the SEC on October 13, 1995.
5.	Incorporated by reference from Registrant’s Post-Effective Amendment No. 9 filed with the SEC on December 27, 1995.
6.	Incorporated by reference from Registrant’s Post-Effective Amendment No. 31 filed with the SEC on December 3, 2004.
7.	Incorporated by reference from Registrant’s Post-Effective Amendment No. 34 filed with the SEC on July 20, 2005.
8.	Incorporated by reference from Registrant’s Post-Effective Amendment No. 38 filed with the SEC on February 27, 2006.
9.	Incorporated by reference from Registrant’s Post-Effective Amendment No. 42 filed with the SEC on February 13, 2008.
10.	Incorporated by reference from Registrant’s Post-Effective Amendment No. 44 filed with the SEC on April 29, 2008.
11.	Incorporated by reference from Registrant’s Post-Effective Amendment No. 48 filed with the SEC on September 24, 2008.
12.	Incorporated by reference from Registrant’s Post-Effective Amendment No. 51 filed with the SEC on December 22, 2009.
13.	Incorporated by reference from Registrant’s Post-Effective Amendment No. 53 filed with the SEC on April 9, 2010.
14.	Incorporated by reference from Registrant’s Post-Effective Amendment No. 58 filed with the SEC on March 25, 2011.
15.	Incorporated by reference from Registrant’s Post-Effective Amendment No. 62 filed with the SEC on August 12, 2011.
16.	Incorporated by reference from Registrant’s Post-Effective Amendment No. 65 filed with the SEC on November 17, 2011.
17.	Incorporated by reference from Registrant’s Post-Effective Amendment No. 67 filed with the SEC on April 26, 2012.
18.	Incorporated by reference from Registrant’s Post-Effective Amendment No. 69 filed with the SEC on May 23, 2012.
19.	Incorporated by reference from Registrant’s Post-Effective Amendment No. 74 filed with the SEC on June 25, 2013.
20.	Incorporated by reference from Registrant’s Post-Effective Amendment No. 79 filed with the SEC on October 22, 2013.
21.	Incorporated by reference from Registrant’s Post-Effective Amendment No. 81 filed with the SEC on November 25, 2013.
22.	Incorporated by reference from Registrant’s Post-Effective Amendment No. 86 filed with the SEC on April 28, 2014.
23.	Incorporated by reference from Registrant’s Post-Effective Amendment No. 91 filed with the SEC on August 27, 2014.

24.	Incorporated by reference from Registrant’s Post-Effective Amendment No. 92 filed with the SEC on September 12, 2014.
25.	Incorporated by reference from Registrant’s Post-Effective Amendment No. 101 filed with the SEC on December 24, 2014.
26.	Incorporated by reference from Registrant’s Post-Effective Amendment No. 103 filed with the SEC on February 20, 2015.
27.	Incorporated by reference from Registrant’s Post-Effective Amendment No. 108 filed with the SEC on May 28, 2015.
28.	Incorporated by reference from Registrant’s Post-Effective Amendment No. 116 filed with the SEC on December 14, 2016.
29.	Incorporated by reference from Registrant’s Post-Effective Amendment No. 118 filed with the SEC on April 28, 2017.
30.	Incorporated by reference from Registrant’s Post-Effective Amendment No. 121 filed with the SEC on September 25, 2017.
31.	Incorporated by reference from Registrant’s Post-Effective Amendment No. 115 filed with the SEC on October 14, 2016.
32.	Incorporated by reference from Registrant’s Post-Effective Amendment No. 125 filed with the SEC on April 26, 2018.
33.	Incorporated by reference from Registrant’s Post-Effective Amendment No. 129 filed with the SEC on October 26, 2018.
34.	Incorporated by reference from Registrant’s Post-Effective Amendment No. 131 filed with the SEC on December 21, 2018.
35.	Incorporated by reference from Registrant’s Post-Effective Amendment No. 133 filed with the SEC on April 29, 2019.
36.	Incorporated by reference from Registrant’s Post-Effective Amendment No. 135 filed with the SEC on February 26, 2020.
37.	Incorporated by reference from Registrant’s Post-Effective Amendment No. 136 filed with the SEC on April 16, 2020.
38.	Incorporated by reference from Registrant’s Post-Effective Amendment No. 139 filed with the SEC on June 29, 2020.
39.	Incorporated by reference from Registrant’s Post-Effective Amendment No. 141 filed with the SEC on February 26, 2021.
40.	Incorporated by reference from Registrant’s Post-Effective Amendment No. 142 filed with the SEC on April 23, 2021.
41.	Incorporated by reference from Registrant’s Post-Effective Amendment No. 144 filed with the SEC on October 28, 2021.
42.	Incorporated by reference from Registrant’s Post-Effective Amendment No.145 filed with the SEC on April 26, 2022.
43.	Incorporated by reference from Registrant’s Post-Effective Amendment No.146 filed with the SEC on October 13, 2022.
44.	Incorporated by reference from Registrant’s Post-Effective Amendment No.147 filed with the SEC on December 27, 2022.
45.	Incorporated by reference from Registrant’s Form N-14 filed with the SEC on March 3, 2023.
46.	Incorporated by reference from Registrant’s Post-Effective Amendment No. 1 filed with the SEC on April 6, 2023.
47.	Incorporated by reference from Registrant’s Post-Effective Amendment No. 148 filed with the SEC on April 28, 2023.

ITEM 17.	UNDERTAKINGS.

(1)	The undersigned Registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this Registration Statement on Form N-14 by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act, the reoffering prospectus will contain the information called for by the applicable form for the reofferings by persons who may be deemed underwriters, in addition to information called for by the other items of the applicable form.

(1)	The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as part of an amendment to this Registration Statement on Form N-14 and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act, each Post-Effective Amendment shall be deemed to be a new Registration Statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

SIGNATURES

As required by the Securities Act of 1933, this Registration Statement has been signed on behalf of the Registrant, in the City of New York and State of New York on this 7h day of July, 2023.

THE LAZARD FUNDS, INC.

By:	/s/ Nathan A. Paul*
Nathan A. Paul, President

As required by the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Nathan A. Paul* Nathan A. Paul	President and Director	July 7, 2023

/s/ Christina Kennedy Christina Kennedy	Treasurer and Principal Accounting Officer	July 7, 2023

/s/ Evan L. Russo* Evan L. Russo	Director	July 7, 2023

/s/ Franci J. Blassberg* Franci J. Blassberg	Director	July 7, 2023

/s/ Kenneth S. Davidson* Kenneth S. Davidson	Director	July 7, 2023

/s/ Nancy A. Eckl* Nancy A. Eckl	Director	July 7, 2023

/s/ Trevor W. Morrison* Trevor W. Morrison	Director	July 7, 2023

/s/ Richard Reiss, Jr.* Richard Reiss, Jr.	Director	July 7, 2023

/s/ Robert M. Solmson* Robert M. Solmson	Director	July 7, 2023

*By:	/s/ Shari L. Soloway
Attorney-in-fact, Shari L. Soloway

EXHIBIT INDEX

(11)	Opinion and Consent of Counsel Regarding Tax Matters